Exhibit 99.1

KEYSTONE AUTOMOTIVE NAMES ORZETTI NEW CEO

Vor Broker to Retire, But Remains A Consultant

Exeter, PA, February 13, 2006 – Keystone Automotive Operations today announced that Bob Vor Broker has decided to retire as Chief Executive Officer of Keystone. Ed Orzetti, an experienced distribution executive, has been appointed to lead Keystone as CEO effective March 1. Vor Broker will maintain a consulting role with the Company to ensure a smooth transition.

Ed Orzetti has significant experience and a strong track record in leading successful businesses. He joins Keystone from VWR, a $3.2 billion distributor of laboratory supplies to small and large customers in pharmaceuticals, universities and other markets, where he served as President. A graduate of West Point, Ed was previously President of a $400 million division of Textron, and held various executive leadership positions over 5 years with industrial subsidiaries of General Electric.

“I am excited to join Keystone at an important juncture in the Company’s growth and development,” said Orzetti. “I look forward to leading the management team and dedicated employees as we continue to improve our service and make Keystone the best and most efficient partner for our customers.”

During his tenure, Vor Broker was responsible for driving Keystone’s aggressive national expansion which included launching a West Coast network, acquiring and integrating Blacksmith Distributing and merging with Reliable Automotive to create the leading national distributor of automotive aftermarket accessories.

“It has been a privilege to lead Keystone through a period of dynamic change and significant progress,” said Vor Broker. “The merger of Keystone and Reliable is proceeding quite well, and the talented people of Keystone are ready to take the company to the next level.”

Keystone Automotive has more than tripled its revenues over the past ten years through a combination of business acquisitions and organic growth. In 2003, the company expanded its operations to the West Coast with the opening of an 80,000 square foot warehouse in Corona, California. In 2004, Keystone Automotive began delivery into Northern California, Nevada and Arizona. In May 2005, it purchased Blacksmith Distributing, Inc., a leading regional distributor of automotive aftermarket accessories. In December 2005, the company merged with Reliable Automotive, creating a world class distributor able to provide customers with a truly differentiated selection of products and enhanced services delivered through an extensive national network.

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About Keystone Automotive Operations

Keystone Automotive Operations, Inc. (www.ekeystone.com) is the largest distributor and marketer of specialty automotive accessories in North America, providing more than 700 product lines of automotive parts and accessories to more than 17,000 wholesale customers. Keystone Automotive operates over 20 distribution centers in the U.S. and Canada, as well as a fleet of over 350 trucks that can provide next-day delivery to over 45 states and Canada. Keystone Automotive also exports automotive parts to more than 30 countries.

Contact Information:

Bryant Bynum	Alex Stanton
Keystone Automotive Operations	Stanton Crenshaw Communications
(570) 603-2325	(212) 780-1900
bbynum@key-stone.com	alex@stantoncrenshaw.com